Exhibit 99.1

NORWOOD FINANCIAL CORP

INCREASES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – DECEMBER 14, 2023

James O. Donnelly, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market—NWFL), and its subsidiary Wayne Bank, announced that the Board of Directors declared a $0.30 per share quarterly dividend, payable February 1, 2024, to shareholders of record as of January 12, 2024. The $0.30 per share represents an increase of 3.5% over the cash dividend declared in the third quarter of this year and the fourth quarter of 2022. During 2023, total cash dividends declared were $1.17 per share, compared to the $1.13 per share declared in 2022.

Mr. Donnelly commented, “The Board is extremely pleased to provide our shareholders with this increase in their quarterly dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance. We are also very proud that 2023 marks the thirty-second consecutive year of dividend increases for the Company.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and fifteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of September 30, 2023, the Company had total assets of $2.180 billion, loans outstanding of $1.611 billion, total deposits of $1.747 billion and total stockholders’ equity of $164.7 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties which may cause actual results to differ materially from those currently anticipated, and therefore readers should not place undue reliance on any forward-looking statements. Those risks and uncertainties include, but are not limited to, our ability to pay or increase cash dividends in the future, the continued financial strength, solid performance and strong capital position of the Company, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the impact of the COVID-19 pandemic on the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. Norwood Financial Corp does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com